EXHIBIT 10.2

FORM OF PERFORMANCE AWARD AGREEMENT UNDER THE 1997 EQUITY INCENTIVE PLAN

STATE STREET CORPORATION

Performance Award Agreement

(Name)

Re: Performance Award

Dear           :

This letter shall serve as an agreement (the “Agreement”) between you and State Street Corporation (the “Company”) setting forth the terms and conditions relating to the Performance Award granted to you under the Company’s 1997 Equity Incentive Plan, as amended (the “Plan”), which shall be payable if certain performance and other conditions are satisfied as described below.

1. Grant of Performance Award.

You have been granted an award (the “Award) consisting of a total of           units (“Units”). To be entitled to any payment under the Award, you must execute this Agreement and return a fully executed copy to the Company, and all terms and conditions of this Award must have been satisfied. The Award will be payable, if at all, based in part on the achievement by the Company of certain performance measures (described below and in Exhibit I) over the two-year period commencing January 1, 2006 and ending on December 31, 2007 (the “Performance Period”). The date on which the Performance Period ends (December 31, 2007) is referred to herein as the “Maturity Date.”

2. Performance Targets: Committee Certification.

Whether your Award will be paid and if so in what amounts will depend in part (i) as to seventy (70%) percent of the Award (the “EPS Portion”), on the Company’s achievement of specified earnings per share targets as described in (a) below and in Exhibit I, and (ii) as to the remaining thirty (30%) percent of the Award (the “ROE Portion”), on the Company’s achievement of specified return on shareholders’ equity targets as described in (b) below and in Exhibit I.

(a) Earnings Per Share (EPS). Subject to the other terms and conditions of the Award, the Company’s full diluted aggregated earnings per share from continuing operations (“EPS”) for the Performance Period will determine how much, if any, of the EPS Portion of the Award will be payable. Exhibit I sets forth the EPS threshold that must be achieved if any of the EPS Portion is to be payable and the higher EPS target that must be achieved if the entire EPS Portion is to be payable, with interpolation for EPS performance between those limits.

(b) Return on Equity (ROE). Subject to the other terms and conditions of the Award, the Company’s average return on shareholders’ equity from continuing operations (“ROE”) will determine how much, if any, of the ROE Portion of the Award will be payable. Exhibit I sets forth the ROE threshold that must be achieved if any of the ROE Portion is to be payable and the higher ROE amounts that must be achieved if higher percentages, or the entirety, of the ROE Portion is to be payable, with interpolation for ROE performance between those limits.

The specific EPS and ROE performance targets for the Performance Period were established by the Committee on March 1, 2006 and are set forth on Exhibit I, attached hereto and made a part hereof. Subject to the other terms and conditions of the Award, payment under this Award will only be made if the Committee certifies, following the close of the Performance Period, that the pre-established threshold performance targets have been exceeded on the Maturity Date and then only to the extent of the level of performance so certified as having been achieved.

3. Form of Payment.

Any portion of the Award earned by reason of a Committee certification as described above will be payable in shares of the Company’s common stock (“Common Stock”) on or before the March 31 next following the end of the Performance Period. The number of shares to be paid will be determined by multiplying the number of Units set forth in paragraph 1, above, by the Total Funding Percentage. For this purpose, “Total Funding Percentage” means the sum of the weighted funding percentages achieved for each of the ROE and EPS performance targets, respectively, for the Performance Period as certified by the Committee.

4. Non — Transferability, Etc.

This Award shall not be transferable otherwise than by will or the laws of descent and distribution and it may be exercised during your lifetime only by you. Any attempt to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.

5. Termination of Employment

No amount shall be paid in respect of the Award in the event that you cease to be employed by the Company prior to the end of the Performance Period, except as the Committee may otherwise determine in its sole discretion. Any payment under the Award pursuant to an exercise by the Committee of its discretion under the preceding sentence will take into account the time between the date on which your employment so terminated and the end of the Performance Period. In addition, payment to you of any unearned Award after termination of your employment otherwise than by reason of your death shall be subject to the conditions that until the date on which the Award is paid you shall (i) not engage whether directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association, or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company or any of its direct or indirect subsidiaries, and (ii) be available at reasonable times for consultations at the request of the Company’s management with respect to phases of the business with which you were actively connected during your employment. In the event that either of the above conditions is not fulfilled, you shall receive no payment under this Award. Any determination by the Committee that you are, or have engaged in a competitive business or activity as aforesaid or not have been available for consultations as aforesaid shall be conclusive and binding on all persons. Notwithstanding the foregoing, this paragraph 5(b) shall be inapplicable following a Change of Control

6. Acceleration of Performance Award.

Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control occurring prior to the Maturity Date, you shall be entitled at the time of such Change of Control to receive a cash payment equal to the adjusted fair market value of a share of the Common Stock multiplied by the number of Units set forth in paragraph 1, above. For purposes of the preceding sentence, “adjusted fair market value” shall mean the higher of the (i) the highest average of the reported daily high and low prices per share of the Common Stock during the 60-day period prior to the first date of actual knowledge by the Board of Directors of circumstances that resulted in a Change of Control, and (ii) if the Change of Control is the result of a transaction or series of transactions described in Section 7.4(b)(1) or (3) of the Plan, the highest price per share of the Common Stock paid in such transaction series of transactions (which in the case of a transaction described in Section 7.4(b)(1) of the Plan shall be the highest price per share of the Common Stock as reflected in a Schedule 13D filed by the person having made the acquisition

7. Changes in Capitalization or Corporate Structure.

The Award is subject to adjustment pursuant to Section 8.6 of the Plan in the circumstances therein described.

8. Amendments to Performance Units.

Subject to the specific limitations set forth in the Plan, the Committee may at any time suspend or terminate any rights or obligations relating to the Award prior to the Maturity Date without your consent.

9. Compliance with Section 162(m).

The Committee shall exercise its discretion with respect to this Award in all cases so as to preserve the deductibility of payments under the Award against disallowance by reason of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code).

10. Provisions of the Plan.

The provisions of the Plan are incorporated herein by reference, and all terms not otherwise defined herein shall have the meaning given to them in the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. You acknowledge that you have received a copy of the Plan and a copy of the Prospectus for the Plan.

If the Award and the foregoing terms and conditions are acceptable to you, please sign the enclosed counterpart of this letter and return the same to the undersigned.

Very truly yours,

STATE STREET CORPORATION

By
Boon S. Ooi
Senior Vice President

The undersigned hereby accepts the Award on the terms and subject to the conditions set forth above.

(Name)

Dated: